                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)

Filed by the registrant /X/
Filed by a party other than the registrant / /

Check the appropriate box:

/ /  Preliminary proxy statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive proxy statement
/ /  Definitive additional materials
/ /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                          SEEQ TECHNOLOGY INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     /X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
          14a-6(j)(2) or Item 22(a)(2) of Schedule 14A.

     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     / /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
          0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

        ------------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5)  Total fee paid:

        ------------------------------------------------------------------------

     / /  Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

        ------------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
     (3)  Filing Party:

        ------------------------------------------------------------------------
     (4)  Date Filed:

        ------------------------------------------------------------------------

                          SEEQ TECHNOLOGY INCORPORATED
                             47200 BAYSIDE PARKWAY
                           FREMONT, CALIFORNIA 94538

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 MARCH 21, 1996

TO OUR STOCKHOLDERS:

     You are invited to attend the Annual Meeting of Stockholders of SEEQ TECHNOLOGY INCORPORATED, a Delaware corporation (the "Company"), to be held on Thursday, March 21, 1996 at 3:00 p.m., local time, at the offices of the Company at 47200 Bayside Parkway, Fremont, California 94538, for the following purposes:

     1. To elect directors to serve for the ensuing year.

     2. To approve an amendment to the Company's Restated 1982 Stock Option Plan to increase the number of shares of the Company's common stock available for issuance under the 1982 Stock Option Plan by One Million Four Hundred Thousand (1,400,000) shares.

     3. To approve an amendment to the Company's 1989 Non-Employee Director Stock Option Plan to provide for special one-time option grants to certain non-employee members of the Company's Board of Directors.

     4. To ratify the appointment of Price Waterhouse LLP as independent accountants of the Company for the fiscal year ending September 29, 1996.

     5. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement that accompanies this Notice.

     Only stockholders of record at the close of business on February 1, 1996 are entitled to notice of and to vote at the Annual Meeting and at any continuation or adjournment thereof.

                                          By order of the Board of Directors

                                          ROBERT O. HERSH
                                          Secretary

Fremont, California
February 15, 1996

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE URGED TO VOTE, SIGN, AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE.

                          SEEQ TECHNOLOGY INCORPORATED

                                PROXY STATEMENT

                   FOR THE ANNUAL MEETING OF STOCKHOLDERS OF
                          SEEQ TECHNOLOGY INCORPORATED

                           TO BE HELD MARCH 21, 1996

GENERAL

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of SEEQ Technology Incorporated, a Delaware corporation (the "Company" or "SEEQ"), of proxies to be voted at the Annual Meeting of Stockholders to be held on March 21, 1996, or at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Stockholders of record on February 1, 1996 will be entitled to vote at the Annual Meeting. The Annual Meeting will be held at 3:00 p.m. at the principal executive offices of the Company located at 47200 Bayside Parkway, Fremont, California 94538.

     It is anticipated that this Proxy Statement and the enclosed proxy card will be first mailed to stockholders on or about February 21, 1996.

VOTING RIGHTS

     The close of business on February 1, 1996 was the record date for stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. As of that date, the Company had 29,996,644 shares of its common stock, $0.01 par value, outstanding and entitled to vote at the Annual Meeting. Holders of common stock are entitled to one vote for each share of common stock so held. A majority of the shares of common stock entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting.

     If any stockholder is unable to attend the Annual Meeting, such stockholder may vote by proxy. The enclosed proxy card is solicited by the Company's Board of Directors (the "Board of Directors" or the "Board") and, when the proxy card is returned properly completed, it will be voted as directed by the stockholder on the proxy card. Stockholders are urged to specify their choices on the proxy card. If a proxy card is signed and returned without choices specified, in the absence of contrary instructions, the shares of common stock represented by such proxy will be voted FOR Proposals 1, 2, 3 and 4. Management does not know of any matters to be presented at this Annual Meeting other than those set forth in this Proxy Statement and in the Notice accompanying this Proxy Statement. If other matters should properly come before the meeting, the proxy holders will vote on such matters in accordance with their best judgment.

     An affirmative vote of a majority of the shares present and voting at the meeting is required for approval of all items being submitted to the stockholders for their consideration. Abstentions and broker non-votes each are included in determining the number of shares present and voting at the Annual Meeting and each is tabulated separately. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

     The Annual Report of the Company for the fiscal year ended September 24, 1995 has been mailed concurrently with the mailing of the Notice of Annual Meeting and Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting.

REVOCABILITY OF PROXIES

     Any person giving a proxy has the power to revoke it at any time before its exercise. A proxy may be revoked by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date, or may be revoked by attending the Annual Meeting and voting in person.

SOLICITATION OF PROXIES

     The Company will bear the cost of solicitation of proxies. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners. The Company may reimburse such persons for their costs of forwarding the solicitation material to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram, or other means by directors, officers, employees or agents of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not intend to solicit proxies other than by mail.

                                PROPOSAL NO. 1:

                             ELECTION OF DIRECTORS

     Each director to be elected at the Annual Meeting will hold office until the next annual meeting of stockholders and until a successor for such director is elected and has qualified, or until the death, resignation, or removal of such director. There are four nominees, each of whom is currently a director of the Company. Each of the Company's current directors was elected to the Board by the stockholders at the last annual meeting. Each person nominated for election has agreed to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unavailable or will decline to serve. In the event, however, that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the current Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxyholders intend to vote all proxies received by them for the nominees listed below. Unless otherwise instructed, the proxyholders will vote the proxies received by them for the nominees named below. The four candidates receiving the highest number of the affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of the Company. The proxies solicited by this Proxy Statement may not be voted for more than four nominees.

NOMINEES

     Set forth below is information regarding the nominees to the Board of Directors.

                                         NAME                                AGE
            ---------------------------------------------------------------  ---
            Alan V. Gregory................................................  62
            Charles C. Harwood.............................................  68
            Phillip J. Salsbury............................................  53
            Peter C. Chen..................................................  56

     Alan V. Gregory has served as a member of the Board of Directors of the Company since August 1992 and has served as the Company's Chairman of the Board since October 1993. Since 1983, Mr. Gregory has been President, Chief Executive Officer and Chairman of the Board of Directors of XECOM, Inc., a modem manufacturer. From 1978 to 1983, Mr. Gregory was a private investor. From 1975 to 1978, he served as Vice President and General manager of the MOS Divisions of Fairchild Semiconductor Incorporated, a semiconductor manufacturer. From 1969 to 1975, Mr. Gregory was employed by Signetics Corporation, a semiconductor manufacturer, and served as Corporate Vice President and General manager of the Analog Division from 1973 to 1975. Mr. Gregory was also a co-founder of Omni Technology Incorporated, an electronics test services company, and served as one of its directors from 1980 to 1986.

     Charles C. Harwood has served as a member of the Board of Directors of the Company since May 1994. Since December 1992, Mr. Harwood has been an independent management consultant. From 1985 through December 1992, Mr. Harwood was a co-founder of The Quality Improvement Company, a management consulting firm. From 1970 through 1985, Mr. Harwood served as President of Signetics Corporation. Mr. Harwood is also a director of XECOM and North American Management Company, an investment advisory firm.

     Phillip J. Salsbury, a founder of the Company, has served as the Company's President and Chief Executive Officer since October 1993. Dr. Salsbury has served as a member of the Board of Directors since the founding of the Company in 1981 and, from 1981 through September 1993, served as the Company's Vice President, Chief Technical Officer and Secretary. From 1973 until 1980, Dr. Salsbury served in various engineering management positions for Intel Corporation, a semiconductor manufacturer. Dr. Salsbury is a co-inventor under nine patents in the area of MOS (metal oxide silicon) devices and circuits.

     Peter C. Chen has served as a member of the Board of Directors of the Company since January 18, 1994. Since December 1992, Dr. Chen has been Chairman of Specom Technology Corporation, a multimedia communications subsystem manufacturer, and President of Crosslink Semiconductor Corporation, a semiconductor design company. From December 1991 to May 1992, Dr. Chen was the Chairman of Mosel-Vitelic

Corporation, a semiconductor manufacturer. From 1983 to December 1991, Dr. Chen served as the President and CEO of MOS Electronics Corporation, a semiconductor manufacturer. Dr. Chen received a Ph.D. in Electrical Engineering from Cornell University in 1971. Dr. Chen was appointed to the Board of Directors of the Company pursuant to the right of Hualon Microelectronics Corporation to designate one member of the Board of Directors for election by the stockholders. See the "Certain Transactions" section below.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL OF THE ABOVE NOMINEES FOR ELECTION AS DIRECTORS.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors held seven (7) meetings during fiscal 1995. Each director, other than Mr. Chen, attended more than seventy-five percent (75%) of the aggregate of (i) the total number of meetings of the Board of Directors held during the fiscal year, or portion of the fiscal year, during which such director served as a member of the Board, and (ii) the total number of meetings held by all committees of the Board on which such director served.

     The Audit Committee of the Board of Directors recommends engagement of the Company's independent accountants, approves services performed by such accountants, and reviews and evaluates the Company's accounting system and its system of internal controls. This committee, which consists of Directors Gregory and Harwood, held two (2) meetings during fiscal 1995.

     The Compensation Committee of the Board of Directors has overall responsibility for the Company's compensation policies and determines the compensation payable to the Company's executive officers, including their participation in certain of the Company's employee benefit plans. This committee, which consists of Directors Gregory and Harwood, held one (1) meeting during fiscal 1995.

     The Stock Option Committee of the Board of Directors has the exclusive authority to administer the Company's Restated 1982 Stock Option Plan (the "1982 Stock Option Plan") and to make stock option grants under the Plan, including grants to executive officers. This committee, which consists of Directors Gregory and Harwood, held three (3) meetings during fiscal 1995.

     The Nominating Committee of the Board of Directors nominates persons to serve on the Board of Directors. Any stockholder who wishes to recommend a prospective nominee for the Board of Directors for consideration by the Nominating Committee may submit such recommendation to Mr. Alan V. Gregory, Chairman of the Board of Directors, SEEQ Technology Incorporated, 47200 Bayside Parkway, Fremont, California 94538. This Committee, which consists of Directors Gregory, Harwood and Salsbury, held one (1) meeting during fiscal 1995.

DIRECTOR COMPENSATION

     It is the general policy of the Company that each non-employee director of the Company who is not appointed as a director pursuant to any contractual or other right or arrangement be paid $2,000 for each quarterly meeting of the Board of Directors attended and $1,000 for certain additional Board or committee meetings attended. In addition, each such director is eligible for reimbursement in accordance with Company policy for expenses incurred in connection with his attendance at meetings of the Board of Directors and the committees thereof.

     Under the Company's 1989 Non-Employee Director Stock Option Plan (the "Director Plan"), each individual who first becomes a non-employee Board member other than pursuant to any contractual or other right or arrangement will receive, at the time of his initial election or appointment to the Board, an automatic option grant for 20,000 shares of the Company's common stock, and each such individual who continues to serve as a non-employee Board member will receive additional automatic option grants, each for 10,000 shares, at annual intervals over his period of continued Board service, beginning with the second Annual Stockholders Meeting following his initial election or appointment to the Board. Under the Director Plan, Mr. Gregory received a 20,000 share option grant in August 1992 with an exercise price of $1.4375 per share, a 10,000 share option grant in February 1994 with an exercise price of $1.375 per share, and a 10,000 share option grant in March 1995 with an exercise price of $2.438 per share; and Mr. Harwood received a 20,000 share option grant in April 1994 with an exercise price of $1.125 per share. Each of those options has an exercise price per share equal to the fair market value of the Company's common stock on the automatic grant date and has a maximum term of 10 years. Each option will become exercisable for all the option shares upon the optionee's completion of 6 months of Board service measured from the grant date, but any shares purchased under the option will be subject to repurchase by the Company, at the original exercise price paid per share, should the optionee cease Board service prior to vesting in the purchased shares. Each 20,000 share option grant will vest in two equal annual installments over the optionee's period of Board service measured from the grant date, and each 10,000 share option will vest upon the optionee's completion of two years of Board service measured from the grant date. However, the shares subject to each outstanding option grant under the Director Plan will immediately vest should the Company be acquired by merger or asset sale or should the optionee die or become disabled while serving as a Board member or should there occur a hostile takeover of the Company through tender offer for 25% or more of the outstanding common stock or change in the majority of the Board by proxy contest. Upon the successful completion of a hostile tender offer for 25% or more of the outstanding common stock, each automatic option grant will be canceled in return for a cash payment from the Company in an amount per canceled option share equal to the greater of (i) the highest tender offer price per share paid for the common stock or (ii) the fair market value per share on the option cancellation date, less the option exercise price per share.

     As described in Proposal No. 3 below, the stockholders are being asked to vote on a proposal to approve an amendment to the Director Plan which will provide special one-time option grants to certain non-employee Board members. If the amendment is approved, then the following special option grants will be made on the date of the 1996 Annual Meeting: a 40,000 share option grant to the Company's Chairman of the Board and a 10,000 share grant to the other non-employee Board member who has not been appointed to the Board pursuant to any contractual or other right or arrangement. In accordance with the terms of the Director Plan, the option grant will have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant and will have a maximum term of 10 years. Each such option will become exercisable for all the option shares upon the optionee's completion of 6 months of Board service measured from the grant date, but any shares purchased under the option will be subject to repurchase by the Company, at the original exercise price paid per share, should the optionee cease Board service prior to vesting in the purchased shares. The shares subject to each option will vest upon that individual's completion of one year of Board service measured from the grant date. As a result of this amendment, Mr. Gregory will receive a 40,000 share option grant and Mr. Harwood will receive a 10,000 share option grant on the date of the Annual Meeting, provided the amendment is approved by the Company's stockholders. These special one-time grants to Mr. Gregory and Mr. Harwood will be in addition to the automatic option grant for 10,000 shares they will each receive under the existing provisions of the Director Plan upon their re-election to the Board. The Board of Directors believes that the special one-time option grants to be made pursuant to the amendment to the Director Plan provide appropriate compensation for the extraordinary time and effort contributed by Mr. Gregory and Mr. Harwood to the Company over the past two fiscal years. Both Mr. Gregory and Mr. Harwood spent considerable time and effort assisting Company management in addressing the various issues faced in the Company's restructuring activities over the past two years.

     No other compensation is paid to directors of the Company in respect of their services as directors.

MANAGEMENT

     Set forth below is information regarding the executive officers of the Company who are not directors:

                   NAME                 AGE                         POSITION
    ----------------------------------  ---     -------------------------------------------------
    Robert O. Hersh...................  42      Vice President, Finance, Chief Financial Officer
                                                and Secretary
    Philip A. Ortiz...................  49      Vice President, Worldwide Sales
    Stephen F. Dreyer.................  43      Vice President and Chief Technical Officer
    Barry C. Gray.....................  39      Vice President, Marketing

     Robert O. Hersh has served as the Company's Vice President, Finance and Chief Financial Officer since October 1995 and as the Company's Secretary since January 1996. From 1987 to September 1995, he served in various capacities at Alps Electric (North America), Inc., a manufacturer of computer peripheral equipment, and its subsidiaries, including as Executive Vice President and Chief Operating Officer and Senior Vice President and Chief Financial Officer.

     Philip A. Ortiz has served as the Company's Vice President, Worldwide Sales since September 1992. From October 1988 until June 1992, he was the Company's Vice President, Worldwide Sales. From June 1992 to September 1992, Mr. Ortiz was on leave from the Company. Mr. Ortiz served as the Company's Vice President, International Sales from March 1988 to October 1988. Mr. Ortiz has served in international and domestic sales activities for the Company since 1983 and was first appointed as Vice President in January 1987. From 1980 to 1983, Mr. Ortiz was director of marketing and sales for California Devices, Inc., a semiconductor manufacturer. From 1970 to 1980, he held various marketing and sales positions at American Micro-Systems, Inc., a semiconductor manufacturer.

     Stephen F. Dreyer has served as the Company's Vice President and Chief Technical Officer since April 1995. From June 1993 to March 1995, Mr. Dreyer served as the President of Talus Technology Incorporated, which was a wholly owned subsidiary of the Company. From November 1991 to June 1993, Mr. Dreyer was a consultant in the area of analog integrated circuit design. From October 1984 to October 1991, Mr. Dreyer served as the CMOS Design Manager for Micro Linear Corporation, a semiconductor manufacturer.

     Barry C. Gray has served as the Company's Vice President of Marketing since September 1995. From 1990 to August 1995, Mr. Gray served in various marketing positions at Integrated Device Technology, a semiconductor manufacturer, including Strategic Marketing Manager, Marketing Manager and Product Marketing Engineer.

CERTAIN TRANSACTIONS

     SEEQ and Hualon Microelectronics Corporation, a corporation organized under the laws of Taiwan, the Republic of China ("Hualon"), entered into a Stock Purchase Agreement dated July 16, 1990 (the "Stock Purchase Agreement") pursuant to which Hualon purchased for cash 1,625,000 shares of SEEQ common stock at $3.25 per share, for an aggregate purchase price of $5,281,250. In addition, the Stock Purchase Agreement provides for the election of a representative of Hualon to the SEEQ Board of Directors on the terms set forth in the Stock Purchase Agreement. Pursuant to this right, Hualon has appointed Dr. Peter C. Chen to the Company's Board of Directors. SEEQ and Hualon also entered into a Technology Transfer and Foundry Agreement dated July 16, 1990 (the "Foundry Agreement") pursuant to which SEEQ agreed to license to Hualon certain of SEEQ's processes and products, and the underlying technology with respect thereto, and Hualon agreed to manufacture products on SEEQ's behalf and act as an alternate source for certain of such products in certain geographical markets (in exchange for which SEEQ will receive royalty payments). In addition, the Foundry Agreement provides for the joint development of new products and processes based on certain of the products and processes licensed by SEEQ under such Agreement. Pursuant to a settlement of certain litigation between the Company and Hualon, an Amendment to the Foundry Agreement was entered into by and between the Company and Hualon during fiscal 1995. Pursuant to the Foundry Agreement, as amended, the Company paid to Hualon an aggregate of approximately $400,000 during fiscal 1995.

     On March 30, 1994 the Company filed a lawsuit in the United States District Court for the Northern District of California against Hualon, which had previously been one of the Company's former foundries and joint development partners. In the lawsuit, the Company originally sought injunctive relief from the court to prevent Hualon from using certain of the nonvolatile memory technology previously sold by the Company to Atmel Corporation, to which Hualon had asserted certain license rights under an alleged license agreement. In response to the Company's claims, Hualon asserted affirmative defenses and counterclaims seeking a declaration by the court that the alleged license agreement was valid and seeking specific performance of the alleged license agreement and other agreements previously entered into by the two parties. Hualon subsequently amended its counterclaims to include additional claims in the proceeding, including claims for damages for breach of, and for money owed pursuant to, other agreements between the Company and Hualon. The Company subsequently amended its original complaint to include a number of additional claims against Hualon, including claims for damages for breach of, and for money owed pursuant to, such other agreements.

     On August 16, 1995, the Company and Hualon entered into a Settlement Agreement, Release and Tolling Agreement. The terms of such Agreement provided, among other things, for the payment by the Company to Hualon of $500,000 in cash and the issuance by the Company to Hualon of 100,000 shares of the Company's Common Stock. In addition, under the terms of such Agreement, the Company agreed that the claims asserted against Hualon in respect of the alleged license agreement would be tolled for such time and on such terms as provided therein. As a result, the Company is not currently pursuing such claims. The Company is entitled to pursue such claims in the future, however, subject to the terms of the Settlement Agreement, Release and Tolling Agreement.

SHARE OWNERSHIP

     The following table sets forth certain information regarding the ownership of the Company's common stock as of December 31, 1995 by (i) all persons known by the Company to be beneficial owners of five percent (5%) or more of its outstanding common stock, (ii) each director of the Company and each nominee for director, (iii) each of the Named Executive Officers (as hereinafter defined), and (iv) all executive officers and directors of the Company as a group.

                                                                           AMOUNT AND NATURE OF
                                                                         BENEFICIAL OWNERSHIP(1)
                                                                         ------------------------
                                                                         NUMBER OF     PERCENT OF
                       NAME OF BENEFICIAL OWNER                           SHARES         CLASS
-----------------------------------------------------------------------  ---------     ----------
Atmel Corporation......................................................  3,614,701      12.1%
  2125 O'Nel Drive
  San Jose, CA 95131
Hualon Microelectronics Corporation....................................  1,637,000       5.5%
  c/o The E-Hsin International Corporation
  42 Station 2, 6th Floor
  Chung Shan North Road
  Taipei, Taiwan
Phillip J. Salsbury....................................................    688,930(2)    2.2%
Alan V. Gregory........................................................    138,500(3)     *
Peter C. Chen..........................................................          0(4)     *
Charles C. Harwood.....................................................    104,000(5)     *
Robert O. Hersh........................................................          0        *
Philip A. Ortiz........................................................     22,522(6)     *
Stephen F. Dreyer......................................................     54,877(7)     *
Barry C. Gray..........................................................          0        *
Walter P. Gebauer......................................................      5,274(8)     *
All current directors and executive officers as a group (9 persons)....    994,103(9)    3.3%

---------------
 * Less than one percent.

(1) Unless otherwise indicated, each of the beneficial owners named in the table has sole voting and investment power with respect to all shares shown as owned by them, subject to applicable community property laws.

(2) Excludes 1,333 shares of common stock owned by trusts for the benefit of Mr. Salsbury's children, as to which Mr. Salsbury disclaims beneficial ownership. Includes 595,327 shares of common stock subject to issuance upon exercise of options exercisable within 60 days after December 31, 1995.

(3) Includes 40,000 shares of Common Stock issuable upon exercise of options that are currently exercisable or that will become exercisable within 60 days after December 31, 1995.

(4) Does not include the 1,637,000 shares held by Hualon. Dr. Chen has been appointed to the Company's Board of Directors as the representative of Hualon. See "Certain Transactions."

(5) Includes 20,000 shares of Common Stock issuable upon exercise of options that are currently exercisable or that will become exercisable within 60 days after December 31, 1995.

(6) Includes 22,515 shares of Common Stock issuable upon exercise of options that are currently exercisable or that will become exercisable within 60 days after December 31, 1995.

(7) Includes 54,877 shares of Common Stock issuable upon exercise of options that are currently exercisable or that will become exercisable within 60 days after December 31, 1995.

(8) Includes 5,274 shares of Common Stock issuable upon exercise of options that are currently exercisable or that will become exercisable within 60 days after December 31, 1995. Mr. Gebauer terminated his employment effective January 31, 1996.

(9) Includes 737,993 shares of Common Stock issuable upon exercise of options that are currently exercisable or that will become exercisable within 60 days after December 31, 1995.

          COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES ACT OF 1934

     Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all
Section 16(a) forms they file.

     To the Company's knowledge, based solely upon review of copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 24, 1995, all
Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten percent beneficial owners stock were complied with, other than a Form 3 for Stephen F. Dreyer which was filed late.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table provides certain summary information concerning compensation earned by the Company's Chief Executive Officer and each of the three other most highly compensated executive officers of the Company (determined as of the end of the last fiscal year) for services rendered in all capacities to the Company and its subsidiaries for the 1995, 1994 and 1993 fiscal years. In addition, the table includes certain summary compensation information for Mr. Ralph Harms who terminated his employment in June 1995. Such individuals will be hereinafter referred to as the Named Executive Officers.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                                                          OTHER        COMPENSATION
                                             ANNUAL COMPENSATION          ANNUAL          AWARDS          ALL OTHER
                                 FISCAL   --------------------------   COMPENSATION      (OPTIONS)         COMPEN-
  NAME AND PRINCIPAL POSITION     YEAR    SALARY($)(1)   BONUS($)(1)    ($)(2)(3)     (NO. OF SHARES)   SATION($)(4)
-------------------------------  ------   ------------   -----------   ------------   ---------------   -------------
Phillip J. Salsbury............   1995       205,400            --          4,103              --          182,682
  President and Chief Executive   1994       214,499            --         62,519         400,000          362,536
  Officer(5)                      1993       148,843         3,588         40,588         185,208(6)            --
Ralph J. Harms.................   1995        97,269         5,000          2,175              --           50,315
  Vice President, Finance and     1994       130,000        20,000         62,360         135,000           72,872
  Administration, Chief           1993       123,982         2,949          9,328          94,370(6)            --
  Financial Officer and
  Secretary(7)
Philip A. Ortiz................   1995       100,001            --         92,592(8)           --           66,877
  Vice President, Worldwide       1994       100,001            --         81,999(8)       20,000           98,560
  Sales                           1993        90,963         1,125         77,531(8)      109,728(6)            --
Walter P. Gebauer..............   1995       127,036            --             --              --               --
  Vice President,                 1994       117,162            --             --              --               --
  Manufacturing(9)                1993       109,154       100,000             --              --               --
Stephen F. Dreyer,.............   1995       102,846            --             --         540,000               --
  Vice President, Research and    1994       100,000            --             --              --               --
  Development(10)                 1993        28,846            --         13,188(10)          --               --

---------------
 (1) Includes amounts deferred under the Company's Retirement Income (401(k)) Plan.

 (2) Except where otherwise specifically noted, all amounts shown in the column "Other Annual Compensation" represent amounts reimbursed to the named executive officers in respect of certain financial and tax preparation services and automobile allowances.

 (3) Except where otherwise specifically described in footnotes (2) and (7), all amounts shown in the column "Other Annual Compensation" represent amounts paid to each Named Executive Officer pursuant to the Company's Supplemental Cash Bonus Plan. A portion of each such award was immediately repaid to the Company in satisfaction of the accrued interest on the outstanding promissory notes which the Named Executive Officer delivered to the Company in payment of the exercise price of shares purchased by that individual under the Company's 1982 Stock Option Plan, and the remainder of the award represented a reimbursement for income taxes payable by the Named Executive Officer with respect to the bonus award. The bonus awards for each Named Executive Officer were as follows: (i) for fiscal year 1995: Dr. Salsbury:
     $4,103, of which $2,551 represented the amount repaid to the Company as interest and $1,552 represented the tax reimbursement on the award; Mr.
     Harms: $825, of which $513 represented the amount repaid to the Company as interest and $312 represented the tax reimbursement on the award; and Mr. Ortiz: $1,115, of which $694 represented the amount repaid to the Company as interest and $421 represented the tax reimbursement on the award; (ii) for fiscal year 1994:
     Dr. Salsbury: $62,519, of which $39,075 represented the amount repaid to the Company as interest and $23,444 represented the tax reimbursement on the award; Mr. Harms: $8,870, of which $5,544 represented the amount repaid to the Company as interest and $3,326 represented the tax reimbursement on the award; and Mr. Ortiz: $17,411, of which $10,882 represented the amount repaid to the Company as interest and $6,529 represented the tax reimbursement on the award; (iii) for fiscal year 1993: Dr. Salsbury:
     $39,203, of which $24,502 represented the amount repaid to the Company as interest and $14,701 represented the tax reimbursement on the award; Mr.
     Harms: $7,767, of which $4,854 represented the amount repaid to the Company as interest and $2,913 represented the tax reimbursement on the award; and Mr. Ortiz: $11,080, of which $6,925 represented the amount repaid to the Company as interest and $4,155 represented the tax reimbursement on the award. For a description of the Supplemental Cash Bonus Plan, see "Supplemental Cash Bonus Plan" below.

 (4) All amounts shown in the column "All Other Compensation" represents: (i) the amount of forgiveness of indebtedness which the Named Executive Officer owed to the Company under the promissory notes such Named Executive Officer delivered in payment of the option exercise price of certain stock options granted under the 1982 Stock Option Plan. Under the terms of the Special Loan Forgiveness Program adopted by the Company, such indebtedness is to be forgiven over an 18-month period beginning October 1, 1993 so long as such Named Executive Officer continues as an employee of the Company; and (ii) the amount reimbursed to the Named Executive Officer for the income tax liability incurred as a result of the forgiveness of such promissory notes; provided, however, that, for accounting purposes, the entire amount of such forgiveness and reimbursement has been accrued as compensation expense for the 1995 fiscal year. During fiscal 1994, the amounts forgiven and reimbursed to the Named Executive Officers under the Special Loan Forgiveness Program were as follows: Dr. Salsbury: $226,584 forgiven and $135,952 reimbursed; Mr. Harms: $45,544 forgiven and $27,328 reimbursed; and Mr. Ortiz: $61,600 forgiven and $39,960 reimbursed. During fiscal 1995, the amounts forgiven and reimbursed to the Named Executive Officers under the Special Loan Forgiveness Program were as follows: Dr. Salsbury:
     $113,291 forgiven and $69,391 reimbursed; Mr. Harms: $22,773 forgiven and $27,542 reimbursed; and Mr. Ortiz: $30,798 forgiven and $36,079 reimbursed. See "Special Loan Forgiveness Program."

 (5) Dr. Salsbury was appointed to be President and Chief Executive Officer of the Company on October 1, 1993. Prior thereto, Dr. Salsbury was the Company's Vice President and Chief Technical Officer.

 (6) The options granted to the named executive officers during fiscal 1993 include options to purchase shares of common stock granted under the Company's 1982 Stock Option Plan in replacement of the shares previously purchased upon the exercise of options and subsequently sold by such officers pursuant to the Company's Loan Forgiveness Program in the following amounts: Mr. Salsbury: 110,208 shares; Mr. Harms: 19,370 shares; and Mr. Ortiz: 29,728 shares. See "Special Loan Forgiveness Program."

 (7) Mr. Harms terminated his employment in June 1995.

 (8) Includes sales commissions paid to Mr. Ortiz in the amount of $82,600, $56,349 and $58,463 for fiscal years 1995, 1994 and 1993, respectively.

 (9) Mr. Gebauer terminated his employment effective January 31, 1996.

(10) Mr. Dreyer was appointed to be the Company's Vice President and Chief Technical Officer in April 1995. From June 1993 to April 1995, Mr. Dreyer was the President of Talus Technology Incorporated, a wholly owned subsidiary of the Company. Prior thereto, Mr. Dreyer was employed as a consultant to the Company. The amounts paid to Mr. Dreyer in fiscal 1993 represent consulting fees.

SUPPLEMENTAL CASH BONUS PLAN

     The Supplemental Cash Bonus Plan was implemented as a special program to provide the Named Executive Officers with an opportunity to earn additional compensation to be applied to the satisfaction of their outstanding indebtedness to the Company arising from the exercise of the stock options granted to them under the Company's 1982 Stock Option Plan. At the time when those options were exercised, the rules of the Securities and Exchange Commission applicable to short-swing trading transactions in the Company's common stock required the officer to hold the purchased shares for at least six months before those shares could be sold without short-swing liability. In order to avoid liquidity problems for the Named Executive Officers, the Company permitted the option exercise price to be paid through a promissory note. The purchased shares were then held by the Company as security for the notes and were to be released as the shares were sold and the proceeds applied to the payment of the notes. During fiscal 1987 and 1988, the Company accepted promissory notes from the following Named Executive Officers in payment of the option exercise price for the number of shares specified for each such individual: Dr. Salsbury: 110,208 shares at an average exercise price of $4.18 per share; Mr. Harms: 19,370 shares at an average exercise price of $4.68 per share; and Mr. Ortiz: 29,728 shares at an average exercise price of $4.27 per share. Accordingly, the amount of the promissory notes delivered under the 1982 Stock Option Plan in payment for the shares purchased by the Named Executive Officers were in the following aggregate amounts: Dr. Salsbury: $460,539; Mr. Harms: $90,748; and Mr. Ortiz: $126,831. Each promissory note is full recourse and currently bears interest at 6% per annum. The promissory notes were originally due and payable within three years after issuance, but the due date for payment has been extended on several occasions, including the recent extension to March 1995 under the terms of the Loan Forgiveness Program, as described below. During fiscal year 1994, the amount of the outstanding notes of each Named Executive Officer was reduced through payments applied to such indebtedness pursuant to the Loan Forgiveness Program.

     Under the Supplemental Cash Bonus Plan, each officer of the Company with an outstanding promissory note under the 1982 Stock Option Plan is to receive an annual cash payment equal to the interest due and payable on his promissory note plus an additional amount to reimburse him for the additional income tax incurred as a result of the payment. No executive officer to whom payments have been made under the Supplemental Cash Bonus Plan has received any amounts thereunder in excess of the amount necessary to satisfy the interest payment due on his promissory note and the taxes payable on the bonus. The total amounts accrued and paid in fiscal 1995, 1994 and 1993 under the Supplemental Cash Bonus Plan on behalf of the Named Executive Officers are included in the Summary Compensation Table and described in footnote (3) thereto.

SPECIAL LOAN FORGIVENESS PROGRAM

     The Special Loan Forgiveness Program (the "Loan Forgiveness Program") adopted by the Company was designed to achieve two primary purposes: (i) obtain working capital for the Company and (ii) allow the Named Executive Officers who have outstanding promissory notes under the 1982 Stock Option Plan the opportunity to have that indebtedness forgiven over their period of continued service with the Company. The Loan Forgiveness Program consists of three separate components: the sale of the pledged shares and the paydown of the promissory note, the grant of new stock options and the forgiveness of the balance of the note over a period of future service.

     Accordingly, each Named Executive Officer was required to sell all the shares of Company's common stock securing his promissory note and to apply the entire sale proceeds (net of sales commissions) to the partial payment of such note. The remaining balance of the note is forgiven in six equal and successive quarterly increments. However, unless otherwise provided by the Company, the Named Executive Officer must continue in the Company's employ through each forgiveness date in order to have the increment for that quarter forgiven. If the Named Executive Officer leaves the Company's employ prior to full forgiveness of his promissory note, then, unless otherwise provided by the Company, the entire unpaid balance of that note will become due and payable on the fifteenth (15th) day following such cessation of employee status.

     The number of shares of the Company's common stock sold by each of the Named Executive Officers under the Loan Forgiveness Program, the selling prices per share, and the total net proceeds paid to the Company as a result of such sales were as follows: Mr. Salsbury sold 52,650 shares at $1.0625 per share and 57,567 shares at $1.15625 per share, for total net proceeds of approximately $120,664; Mr. Ortiz sold 14,250 shares at $1.0625 per share and 15,478 shares at $1.3125 per share, for total net proceeds of approximately

$34,433; and Mr. Harms sold 9,300 shares at $1.0625 per share and 10,070 shares at $1.1325 per share, for total net proceeds of approximately $22,431.

     As the promissory note is forgiven in quarterly increments, the Named Executive Officer receives a cash bonus as a reimbursement from the Company in an amount equal to the Federal and state income tax liability incurred as a result of (i) the loan forgiveness and (ii) the cash bonus. As a result, the officer incurs no additional tax liability in connection with the forgiveness of his promissory note. The total amounts forgiven and reimbursed under the Loan Forgiveness Program on behalf of the Named Executive Officers are included in the Summary Compensation Table and described in footnote (4) thereto.

     Each Named Executive Officer was granted a new stock option under the 1982 Stock Option Plan for the same number of shares of common stock as were sold in connection with the paydown of his promissory note. The exercise price is equal 100% of the fair market value per share of the Company's common stock on the grant date and the option will vest on a daily basis over an 18-month period over the officer's continued service with the Company, measured from the grant date. Any shares purchased by the Named Executive Officer under the new option will automatically be pledged as security for the unpaid balance of his promissory note and will be released incrementally as that note is forgiven.

STOCK OPTIONS

     The following table sets forth information concerning the stock options granted under the 1982 Stock Option Plan during the 1995 fiscal year to the Named Executive Officers. The table also sets forth hypothetical gains or potential "option spreads" for those options at the end of their respective ten-year terms. These potential realizable values are based on the assumption that the market price of the Company's common stock will appreciate at the rate of five percent (5%) and ten percent (10%), compounded annually, from the date the option was granted to the last day of the full option term. The actual value realized upon the exercise of these options, if any, will be dependent upon the future performance of the Company's common stock and overall market conditions. During the 1995 fiscal year, no stock appreciation rights were granted to the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                              INDIVIDUAL GRANTS                   POTENTIAL REALIZABLE
                              --------------------------------------------------    VALUE AT ASSUMED
                                            % OF TOTAL                               ANNUAL RATES OF
                                             OPTIONS                                   STOCK PRICE
                                OPTIONS     GRANTED TO    EXERCISE                  APPRECIATION FOR
                                GRANTED    EMPLOYEES IN    PRICE                     OPTION TERM(2)
                                (NO. OF       FISCAL        PER      EXPIRATION   ---------------------
            NAME                SHARES)      YEAR(1)      SHARE($)      DATE       5%($)       10%($)
----------------------------  -----------  ------------   --------   -----------  --------   ----------
Philip J. Salsbury..........      --          --            --           --          --          --
Ralph J. Harms..............      --          --            --           --          --          --
Philip A. Ortiz.............      --          --            --           --          --          --
Walter P. Gebauer...........      --          --            --           --          --          --
Stephen F. Dreyer...........   540,000(2)      36.3%        1.375     March 2005  $466,954   $1,183,354

---------------
(1) The Company granted options to purchase a total of 1,487,000 shares of common stock during the year ended September 24, 1995.

(2) The option will become exercisable for the option shares in a equal daily increments over a five-year period of service with the Company measured from the March 10, 1995 grant date. However, the option will become immediately exercisable for all the option shares in the event the Company is acquired by merger or asset sale, unless the option is assumed by the acquiring entity. The option has a maximum term of 10 years, subject to earlier termination following the optionee's cessation of service with the Company. The option was granted under the Company's Restated 1982 Stock Option Plan, and the remaining terms of the option are in accordance with the provisions of that plan as summarized in "Proposal No.2: Approval of Amendment to Restated 1982 Stock Option Plan."

STOCK OPTION EXERCISES AND HOLDINGS

     The following table sets forth certain information concerning the number of options exercised during the fiscal year ended September 24, 1995 and the number of shares subject to exercisable and unexercisable stock options held by the Named Executive Officers as of September 24, 1995. No stock appreciation rights were exercised by the Named Executive Officers during the 1995 fiscal year, and no stock appreciation rights were outstanding at the end of that year.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                                                           VALUE OF UNEXERCISED
                                                                   NUMBER OF              IN-THE-MONEY OPTIONS AT
                                                              UNEXERCISED OPTIONS         FISCAL YEAR END (MARKET
                                                              AT FISCAL YEAR-END           PRICE OF SHARES LESS
                                SHARES                          (NO. OF SHARES)          EXERCISE PRICE)($)(2)(3)
                              ACQUIRED ON      VALUE      ---------------------------   ---------------------------
            NAME               EXERCISE     REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----------------------------  -----------   -----------   -----------   -------------   -----------   -------------
Phillip J. Salsbury.........         --             --      566,818        207,211      $ 1,915,542    $   690,094
Ralph J. Harms..............    202,539      $ 288,721           --             --      $        --    $        --
Philip A. Ortiz.............     62,000      $  98,672       25,806         41,922      $    90,537    $   148,701
Walter P. Gebauer...........         --             --      101,802         33,198      $   336,545    $   114,135
Stephen F. Dreyer...........         --             --       75,888        464,112      $   251,417    $ 1,537,603

---------------
(1) The "value realized" represents the difference between the exercise price of the option shares and the market price of the option shares on the date the option was exercised. The value realized was determined without considering any taxes which may have been owed.

(2) "In-the-money" options are options whose exercise price was less than the market price of common stock at September 24, 1995.

(3) Assuming a stock price of $4.688 per share, which was the closing price of a share of the Company's common stock reported on the Nasdaq National Market on September 24, 1995.

               COMPENSATION AND STOCK OPTION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

     The Compensation and Stock Option Committees of the Board of Directors (the "Committees") administer the Company's compensation policies and programs. The Compensation Committee makes and reviews recommendations regarding the Company's compensation policies and executive compensation, including setting the base salaries of the Company's executive officers, approving individual bonuses and bonus programs for executive officers, and administering certain of the Company's stock option and other employee benefit plans. The Stock Option Committee is solely responsible for administering the Company's 1982 Stock Option Plan, under which grants may be made to executive officers and other key employees. The following is a summary of policies of the Committees that affect the compensation paid to executive officers, as reflected in the tables and text set forth elsewhere in this proxy statement.

     GENERAL COMPENSATION POLICY. The overall policy of the Committees is to offer the Company's executive officers competitive compensation opportunities based upon their personal performance, the financial performance of the Company and their contribution to that performance. One of the primary objectives is to have a substantial portion of each executive officer's compensation contingent upon the Company's performance as well as upon such executive officer's own level of performance. Each executive officer's compensation package is generally comprised of three elements: (i) base salary, which reflects an individual's position and responsibilities, as well as past performance, and is generally designed primarily to be competitive with the salary levels of the Company's competitors in the semiconductor industry, (ii) annual variable performance awards payable in cash and tied to the achievement of annual performance goals, and (iii) long-term stock-based incentive awards designed to strengthen the mutuality of interests between the executive officers and the Company's stockholders. Generally, as an executive officer's level of responsibility increases, a greater portion of such executive officer's total compensation will be dependent upon Company performance and stock price appreciation rather than base salary.

     FACTORS. The primary factors considered in establishing the components of each executive officer's compensation package for the 1995 fiscal year are summarized below. Additional factors were taken However, the Committees may in its discretion apply entirely different factors, such as different measures of financial performance, for future fiscal years.

     Base Salary. The base salary for each officer is primarily set on the basis of personal performance and internal comparability considerations, and, to a lesser extent, on the financial performance of the Company. Because of the Company's financial performance over the past three fiscal years, the base salary levels of the executive officers have not increased significantly above the levels in effect for the 1993 fiscal year, except to compensate them for the promotions and the accompanying additional responsibilities assumed by Dr. Salsbury, Mr. Harms and Mr. Gebauer.

     Annual Incentive Compensation. For the 1995 fiscal year, a bonus program was established under which each executive officer could earn a series of quarterly bonuses on the basis of the Company's pre-tax profits for each fiscal quarter. Under the program, a specified portion of the pre-tax profits for each quarter was to be reserved for allocation to all individuals employed by the Company at the end of that quarter. The amount allocated to each employee was to be based upon such employee's salary for that quarter, and the allocated amount was to be paid out at the end of each quarter. The amounts paid to each executive officer under the program were not substantial and ranged from a high of $5,000 to a low of $0 for the entire 1995 fiscal year. A similar program was implemented for the 1994 fiscal year. For prior fiscal years, the bonuses payable to executive officers were based primarily on individual performance and were not tied to Company performance.

     Long-Term Stock-Based Incentive Compensation. Generally, the Stock Option Committee approves annual grants of stock options to each of the Company's executive officers under the 1982 Stock Option Plan. The grants are designed to align the interests of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant generally allows the officer to acquire shares of the Company's common stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to 10 years), thus providing a return to the executive officer only if the market price of the shares appreciates over the option term and the officer continues in the Company's employ. The size of the option grant to each executive officer is designed to create a meaningful opportunity for stock ownership based upon the executive officer's current position with the Company, internal comparability with option grants made to other Company executives, the executive officer's current level of performance and the executive officer's potential for future responsibility and promotion over the option term. The Stock Option Committee also takes into account the number of vested and unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. However, the Stock Option Committee does not adhere to any specific guidelines as to the relative option holdings of the Company's executive officers. In fiscal year 1995, no option grants were made to the executive officers other than to Mr. Dreyer in connection with his appointment to his position at the Company.

     CEO COMPENSATION. In setting the compensation payable to Mr. Salsbury, the Company's Chief Executive Officer during fiscal 1995, the Compensation Committee sought to be competitive with the Company's competitors in the semiconductor industry, while at the same time tying a significant percentage of such compensation to Company performance and stock price appreciation. The Compensation Committee established Mr. Salsbury's base salary for fiscal 1995 with the intent to provide him with a minimum level of compensation not tied to any significant degree to Company performance factors.

     The incentive bonus component of Mr. Salsbury's compensation for the 1995 fiscal year was dependent primarily upon the Company's pre-tax quarterly profits and provided no dollar guarantees. No bonus was earned by Mr. Salsbury during fiscal 1995 on the basis of this performance factor. However, as described above, Mr. Salsbury also participated in the Supplemental Cash Bonus Plan and the Loan Forgiveness Program, along with other executive officers of the Company, and earned compensation under those programs solely on the basis of his continued employment.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the corporation's executive officers. The compensation to be paid to the Company's executive officers for the 1995 fiscal year did not exceed the $1 million limit per officer, nor is it expected that the compensation to be paid to the Company's executive officers for fiscal 1996 will exceed that limit. The Company's Restated 1992 Stock Option Plan is structured so that any compensation deemed paid to an executive officer when he exercises an outstanding option under such plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation. Because it is very unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Committee has decided at this time not to take any other action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Committee will reconsider this decision should the individual compensation of any executive officer ever approach the $1 million level.

     Submitted by the Compensation Committee and Stock Option Committee of the Board of Directors:

     Alan V. Gregory, Member, Compensation and Stock Option Committees Charles C. Harwood, Member, Compensation and Stock Option Committees

COMPENSATION AND STOCK OPTION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION

     The Compensation Committee of the Board is currently comprised of Messrs. Gregory and Hardwood. Neither of those individuals was at any time during the fiscal year ended September 24, 1995 or at any other time an officer or employee of the Company.

     No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

TERMINATION OF EMPLOYMENT ARRANGEMENTS

     In July 1987, the Company's Board of Directors adopted a special Severance Pay Program for the benefit of its executive officers. Under the program, a participant who voluntarily terminates such participant's employment within 12 months following a change in control of the Company will remain as a consultant to the Company for a maximum of six months following such termination of employment. For each month during the period the participant is available to provide consulting services, the Company will pay the participant 1/12th of such participant's then current annual compensation (i.e., annualized base salary for the year plus the amount of any commissions, cash bonuses and deferred compensation for the prior year). A participant whose employment is involuntarily terminated within 18 months of a change in control will receive a lump sum severance payment equal to 1.5 times such participant's then current annual compensation. Under the program, full vesting of all outstanding stock options may also occur upon certain changes in control, and the participants will have the right, in the event of a hostile change in control, to surrender their options for a cash distribution equal to the difference between the aggregate fair market value of the shares purchasable under their options and the aggregate exercise price payable for such shares ("limited stock appreciation rights"). Under no circumstances may the aggregate value of the payments and benefits under the program exceed three times the participant's average W-2 wages for the five calendar years immediately preceding the calendar year in which the change in control occurs. For purposes of the program, a change in control will occur in the event of (i) a stockholderapproved merger or acquisition of the Company in which 50% or more of the Company's outstanding voting stock is transferred to different holders, (ii) the acquisition of 25% or more of the Company's outstanding voting stock pursuant to a tender or exchange offer which the Company's Board of Directors does not recommend the stockholders of the Company accept, or (iii) a change in the composition of the Board of Directors which results in members of the Board who were elected at the last uncontested election of Board members ceasing to comprise a majority of the Board by reason of a contested election. Each of the Named Executive Officers is a participant in the Severance Pay Program.

                               PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on the common stock of the Company with that of the S&P 500 Stock Index, a broad market index published by the Standard & Poor's Corporation, and the H&Q Semiconductor Index, a semiconductor company stock index published by Hambrecht & Quist Incorporated. The comparison for each of the periods assumes that $100 was invested on September 30, 1990 in the Company's common stock, the stocks included in the S&P 500 Stock Index and the stocks included in the H&Q Semiconductor Index. These indices, which reflect formulas for dividend reinvestment and weighting of individual stocks, do not necessarily reflect returns that could be achieved by individual investors.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
             AMONG SEEQ TECHNOLOGY INCORPORATED, THE S&P 500 INDEX
                 AND THE HAMBRECHT & QUIST SEMICONDUCTORS INDEX

      MEASUREMENT PERIOD                                           H&Q SEMI-
    (FISCAL YEAR COVERED)            SEEQ           S&P 500        CONDUCTOR
9/30/90                                    100             100             100
9/30/91                                    129             131             132
9/30/92                                     67             146             192
9/30/93                                     92             165             407
9/30/94                                     75             171             419
9/30/95                                    313             221             848

* $100 INVESTED ON 09/30/90 IN STOCK OR INDEX -- INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING SEPTEMBER 30.

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding Compensation and Stock Option Committee Report on Executive Compensation and the preceding Company Stock Performance Graph shall not be incorporated by reference into any such filings; nor shall such Report or Graph be incorporated by reference into any future filings.

                                PROPOSAL NO. 2:

            APPROVAL OF AMENDMENT TO RESTATED 1982 STOCK OPTION PLAN

     The stockholders are being asked to vote on a proposal to approve an amendment to the Restated 1982 Stock Option Plan (the "1982 Stock Option Plan") which will increase the number of shares of the Company's common stock available for issuance under the 1982 Stock Option Plan by One Million Four Hundred Thousand (1,400,000) shares.

     The Board of Directors believes that the share increase is necessary in order to ensure that the Company will continue to have the ability in the future to attract and retain the services of highly qualified officers and other employees by providing them with adequate equity incentives in the form of stock option grants. Without taking into account the proposed 1,400,000 share increase, the Company had a total of 4,120,629 shares of common stock available for issuance under the 1982 Stock Option Plan as of February 1, 1996. 3,508,182 of those shares were subject to outstanding options, leaving 612,447 shares available for issuance pursuant to options that may be granted in the future. The Board believes that the number of shares currently available for future option grant may not be sufficient for the Company to attract and retain the individuals essential to the Company's long-term success, and has for this reason authorized the 1,400,000 share increase, subject to stockholder approval at the Annual Meeting.

     The terms and provisions of the 1982 Stock Option Plan, as amended and restated, are described more fully below. The description, however, is not intended to be a complete summary of all the terms of the 1982 Stock Option Plan. A copy of the 1982 Stock Option Plan will be furnished by the Company to any stockholder upon written request to the Corporate Secretary.

ADMINISTRATION

     The 1982 Stock Option Plan is administered by the Stock Option Committee (the "Stock Option Committee") comprised of two or more Board members appointed by the Board. The Stock Option Committee has full authority to determine which eligible individuals are to receive option grants, the number of shares to be covered by each granted option, the date or dates on which the option is to become exercisable, and the maximum term for which the option is to remain outstanding. The Stock Option Committee also has the discretion to determine whether the granted option is to be an incentive stock option under the Federal tax laws or a non-statutory option. In addition, the Stock Option Committee has full authority to accelerate the exercisability of outstanding options and to terminate the Company's outstanding repurchase rights with respect to unvested shares, all upon such terms and conditions as it deems appropriate.

ELIGIBILITY

     Under the 1982 Stock Option Plan, employees (including officers who are directors) and independent consultants of the Company or its parent or subsidiary corporations (whether now existing or subsequently established) are eligible to receive option grants from time to time under the Plan. As of February 1, 1996, approximately 69 employees of the Company (including the Company's six (6) executive officers, one (1) of whom is currently a Board member) were eligible to receive option grants under the 1982 Stock Option Plan.

STOCK AWARDS

     The table below shows, as to each of the Company's executive officers named in the Summary Compensation Table and the various indicated individuals and groups, the number of shares of the Company's common stock subject to options granted under the 1982 Plan during the period beginning January 1, 1995 and ending February 1, 1996, together with the weighted average exercise price payable per share.

                              OPTION TRANSACTIONS

                                                                OPTIONS GRANTED
                                                                  (NUMBER OF        WEIGHTED AVERAGE
                             NAME                                   SHARES)          EXERCISE PRICE
--------------------------------------------------------------  ---------------     ----------------
Phillip J. Salsbury...........................................            --                 --
Ralph J. Harms................................................            --                 --
Philip A. Ortiz...............................................            --                 --
Walter P. Gebauer.............................................            --                 --
Stephen F. Dreyer.............................................       540,000             $1.375
All executive officers as a group.............................       870,000             $1.896
All non-employee directors as a group.........................            --                 --
All employees, including current officers who are not              1,421,500             $1.693
  executive officers of a group...............................

     No options have been granted to date on the basis of the 1,400,000-share increase to the 1982 Stock Option Plan which the stockholders are being asked to approve under this Proposal No. 2.

PRICE AND EXERCISABILITY

     The exercise price per share may not be less than eighty-five percent (85%) of the fair market value per share of the Company's common stock on the grant date. However, if the option is intended to be an incentive stock option under the Federal tax laws, then the exercise price per share must not be less than one hundred percent (100%) of such fair market value. No option may be outstanding for more than a 10-year term. Options granted under the 1982 Stock Option Plan will generally become exercisable for the option shares in one or more installments over the optionee's period of service.

     For purposes of establishing the exercise price and for all other valuation purposes under the 1982 Stock Option Plan, the fair market value per share of the Company's common stock on any relevant date will be the closing selling price per share on such date as reported on the Nasdaq National Market. As of December 31, 1995, the fair market value per share was $4.375, based on the closing selling price per share on such date on the Nasdaq National Market.

     The exercise price may be paid in cash or in shares of the Company's common stock. The option may also be exercised through a same-day sale program whereby the purchased shares are sold immediately and a portion of the sale proceeds delivered to the Company in payment of the exercise price of the purchased shares. The Stock Option Committee may also assist any optionee (including an officer) in the exercise of the option by permitting the optionee to pay the exercise price in installments over a period of years. Such an installment obligation will be evidenced by a full-recourse, interest-bearing promissory note of the optionee, and the maximum credit extended to the optionee may in no event exceed the aggregate exercise price payable for the purchased shares, plus any Federal and state income or employment taxes incurred in connection with the purchase.

     No optionee is to have any stockholder rights with respect to the option shares until such optionee has exercised the option and paid the exercise price for the purchased shares. Options are not assignable or transferable other than by will or the laws of inheritance, and, during the optionee's lifetime, the option may be exercised only by such optionee.

SECURITIES SUBJECT TO PLAN

     The total number of shares of the Company's common stock issuable over the term of the 1982 Stock Option Plan may not exceed 7,760,000 shares,1 assuming stockholder approval of this Proposal No. 2, and not more than 5,520,629 shares may be issued under the 1982 Stock Option Plan after February 1, 1996. The

---------------

     1 Each share number is subject to adjustment in the event of certain changes to the capitalization of the Company. See "Changes in Capitalization" below.

shares issuable under the Plan will be made available either from the Company's authorized but unissued common stock or from common stock reacquired by the Company. Should an option be terminated or canceled for any reason prior to exercise or surrender in full, the shares subject to the portion of the option not so exercised or surrendered will be available for subsequent option grant.

     In no event may any one individual participating in the 1982 Stock Option Plan be granted stock options for more than 2,500,000 shares of the Company's common stock over the remaining term of such plan. For purposes of this limitation, any option grants made prior to December 31, 1993 will not be taken into account.

CHANGES IN CAPITALIZATION

     In the event any change is made to the Company's common stock issuable under the 1982 Stock Option Plan (by reason of any stock split, stock dividend, combination of shares, exchange of shares or other change in the corporate structure of the Company effected without the Company's receipt of consideration), appropriate adjustments will be made to (i) the maximum number and/or class of securities available for issuance over the term of the 1982 Stock Option Plan and after February 1, 1996, (ii) the maximum number and/or class of securities for which any one individual may be granted stock options under the 1982 Stock Option Plan after December 31, 1993 and (iii) the number and/or class of securities purchasable under each outstanding option and the exercise price payable per share so that no dilution or enlargement of benefits will occur under such option.

TERMINATION OF EMPLOYMENT OR SERVICE AND REPURCHASE RIGHTS

     All options granted under the 1982 Stock Option Plan must be exercised within 24 months (or such shorter period as the Stock Option Committee may establish at the time of grant) after the optionee ceases for any reason to remain in the Company's Service. Should the optionee die while holding one or more outstanding options, then each such option may be exercised within eighteen
(18) months after the optionee's death by the personal representative of the optionee's estate or by the person inheriting the option. The Stock Option Committee will, however, have complete discretion to extend the period of time for which any option is to remain exercisable following the optionee's cessation of Service, but under no circumstances may an option be exercised after the specified expiration date of the option term.

     Each option will be exercisable only to the extent of the number of shares for which such option is exercisable at the time of the optionee's cessation of Service, unless the Stock Option Committee determines, at any time while the option remains outstanding, to accelerate the exercisability of that option in whole or in part. However, if the optionee's Service is terminated for misconduct, all options held by such individual will immediately expire on the date of such termination.

     Unvested shares of common stock acquired upon the exercise of one or more options will be subject to repurchase by the Company, at the original exercise price, upon the optionee's cessation of Service prior to vesting in those shares. The Stock Option Committee has complete discretion in establishing the terms and conditions upon which such repurchase rights are to become exercisable, including the establishment of appropriate vesting schedules and other provisions for the expiration of such rights in one or more installments. Any shares so repurchased by the Company will not be available for reissuance under the 1982 Stock Option Plan.

     For purposes of the 1982 Stock Option Plan, the optionee will be deemed to continue in Service for so long as he remains in the service of the Company or any parent or subsidiary corporation, whether as an employee, a member of the board of directors or an independent consultant.

SURRENDER OF OPTIONS

     The 1982 Stock Option Plan includes a stock appreciation rights feature, whereby the Stock Option Committee has the authority to accept the surrender of one or more outstanding options under the 1982 Stock Option Plan in return for the payment by the Company of an appreciation distribution equal to the excess of (i) the fair market value (on the option surrender date) of the vested shares of common stock for which the surrendered option is at the time exercisable over (ii) the exercise price payable for such vested shares ("Appreciation Distribution"). Such payment may be made, at the discretion of the Stock Option Committee, in shares of common stock valued at fair market value on the option surrender date, in cash, or partly in shares and partly in cash.

     An officer or director subject to the short-swing profit trading restrictions of the Federal securities laws may be granted a limited right to surrender an option upon the occurrence of a Change in Control (as defined below). The exercise of such a limited right will not require the approval of the Stock Option Committee, and the Appreciation Distribution will be paid in cash. For purposes of computing such Appreciation Distribution, the fair market value of the shares subject to the surrendered option will be deemed to be the greater of (i) the fair market value of such shares on the option surrender date (as determined in accordance with the normal valuation provisions of the 1982 Stock Option Plan) or (ii) the highest reported price per share paid by the acquiring entity in effecting the Change in Control. A Change in Control will be deemed to occur should a person or related group of persons, other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with the Company, acquire twenty-five percent (25%) or more of the outstanding common stock pursuant to a tender or exchange offer which the Board of Directors does not recommend the stockholders to accept and more than fifty percent (50%) of the common stock so acquired is accepted from holders other than the Company's executive officers and directors.

     Whether an option is surrendered for cash or common stock, the shares covered by the surrendered option will not thereafter be available for subsequent issuance under the 1982 Stock Option Plan.

CORPORATE TRANSACTION

     In the event of one or more of the following transactions ("Corporate Transaction"): (a) a merger or acquisition in which the Company is not the surviving entity, (b) the sale, transfer or other disposition of substantially all of the Company's assets, or (c) any reverse merger in which the Company is the surviving entity, each option at the time outstanding under the 1982 Stock Option Plan will become immediately exercisable for all of the shares of common stock at the time subject to that option. However, no such acceleration will occur, however, if (i) the option is assumed by the successor corporation (or its parent company) or (ii) the acceleration of such option would, when added to the present value of other compensatory payments which become due and payable to the option holder in connection with the Corporate Transaction, result in the payment to such individual of an excess parachute payment under the /Federal tax laws. Outstanding repurchase rights under the 1982 Stock Option Plan will also terminate upon the Corporate Transaction, unless (i) the repurchase right is to be assigned to the successor corporation or (ii) the termination of such repurchase right would result in an excess parachute payment under the Federal tax laws to the individual whose shares are subject to such repurchase right.

     Immediately following the consummation of the Corporate Transaction, all outstanding options will terminate and cease to be exercisable, unless assumed by the successor corporation (or its parent company).

CANCELLATION AND NEW GRANT OF OPTIONS

     The Stock Option Committee has the authority to effect, at any time and from time to time, the cancellation of any or all options outstanding under the 1982 Stock Option Plan and to grant in substitution new options covering the same or different numbers of shares of common stock but with an exercise price per share not less than eighty-five percent (85%) of the fair market value per share of the Company's common stock on the new grant date (or one hundred percent (100%) of such fair market value if the new option is to be an incentive stock option). However, it is expected that the exercise price in effect under the new grant will in all instances be less than the exercise price in effect under the cancelled option.

SPECIAL TAX ELECTION

     The Stock Option Committee may provide one or more holders of non-statutory options under the 1982 Stock Option Plan with the election to have the Company withhold shares purchased under those options in order to satisfy the Federal and state income taxes required to be withheld in connection with such option exercises. Alternatively, the Stock Option Committee may permit such holders to deliver existing shares of the Company's common stock in satisfaction of the tax liability.

     Any such withholding election or share delivery will be subject to the following terms and conditions:

          (i) The election must be made on or before the date the amount of the Federal and state income tax liability incurred in connection with the exercise of such non-statutory option is determined (the "Tax Determination Date").

          (ii) The election must be irrevocable.

          (iii) The election will be subject to the approval of the Stock Option Committee, and no shares of the Company's common stock will be accepted in satisfaction of the withholding taxes unless the election is approved by the Stock Option Committee.

          (iv) The shares of common stock withheld or delivered pursuant to the election will be valued at fair market value on the Tax Determination Date in accordance with the valuation provisions of the 1982 Stock Option Plan.

          (v) In no event may the optionee's requested withholding or delivered shares exceed in value the amount of Federal and state income taxes required to be withheld as a result of the option exercise.

     Additional restrictions will apply to any withholding election made by an officer or director of the Company subject to the short-swing profit restrictions of the Federal securities laws.

EXCESS GRANTS

     The 1982 Stock Option Plan permits the grant of options to purchase shares of the Company's common stock in excess of the number of shares then available for issuance under the 1982 Stock Option Plan. Any option so granted cannot be exercised prior to stockholder approval of an amendment increasing the number of shares available for issuance under the 1982 Stock Option Plan.

AMENDMENT AND TERMINATION OF THE PLAN

     The Board may amend or modify the 1982 Stock Option Plan in any or all respects whatsoever; provided, however, that the rights of existing optionees may not be altered without their consent. In addition, the Board may not amend the 1982 Stock Option Plan without the approval of the Company's stockholders if such amendment would increase the maximum number of issuable shares under the 1982 Stock Option Plan (other than in connection with certain changes in the Company's capital structure), materially increase the benefits accruing to participants under the 1982 Stock Option Plan, or materially modify the eligibility requirements for option grants under the 1982 Stock Option Plan.

     The Board may terminate the 1982 Stock Option Plan at any time, but in all events the 1982 Stock Option Plan will terminate upon the earlier of November 30, 2000 or the date on which all shares available for issuance under the 1982 Stock Option Plan have been issued or canceled pursuant to the exercise or surrender of options granted under the 1982 Stock Option Plan. Any options outstanding at the time of the termination of the 1982 Stock Option Plan will remain in force in accordance with the provisions of the instruments evidencing those grants.

FEDERAL TAX CONSEQUENCES

     Options granted under the 1982 Stock Option Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as described below:

     Incentive Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of disposition. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. The optionee will make a qualifying disposition of the purchased shares if the sale or other disposition of such shares is made after the optionee has held the shares for more than two years after the grant date of the option and more than one year after the exercise date. If the optionee fails to satisfy either of these two minimum holding periods prior to the sale or other disposition of the purchased shares, then a disqualifying disposition will result.

     Upon a qualifying disposition of the shares, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for those shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the option exercise date over (ii) the exercise price paid for the shares will be taxable as ordinary income. Any additional gain recognized upon the disposition will be a capital gain.

     If the optionee makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. In no other instance will the Company be allowed a deduction with respect to the optionee's disposition of the purchased shares. The Company anticipates that the ordinary income recognized in connection with one or more disqualifying dispositions of incentive stock option shares will qualify as performance-based compensation which will not have to be taken into account for purposes of the limitation on the deductibility of the compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per executive officer.

     Non-Statutory Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

     Special provisions of the Internal Revenue Code apply to the acquisition of UNVESTED shares of the Company's common stock under a non-statutory option. These special provisions may be summarized as follows:

          -- If the shares acquired upon exercise of the non-statutory option are subject to repurchase by the Company at the original exercise price in the event of the optionee's termination of service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the corporation's repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses with respect to those shares over (ii) the exercise price paid for the shares.

          -- The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the non-statutory option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

     The Company will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of the corporation in which such ordinary income is recognized by the optionee. The Company anticipates that the ordinary income recognized upon the exercise of the non-statutory options granted under the 1982 Stock Option Plan with an exercise price per share equal to the fair market value per share of the Company's common stock on the grant date will qualify as performance-based compensation which will not have to be taken into account for purposes of the limitation on the deductibility of compensation paid to certain executive officers, to the extent that compensation is in excess of $1 million per executive officer.

STOCK APPRECIATION RIGHTS

     An optionee who is granted a stock appreciation right will recognize ordinary income in the year of exercise equal to the amount of the appreciation distribution. The Company will be entitled to a business expense deduction equal to the appreciation distribution for the taxable year in which the ordinary income is recognized by the optionee.

ACCOUNTING TREATMENT

     Option grants with exercise prices not less than the fair market value of the option shares on the grant date will not result in any charge to the Company's reported earnings. However, the Company must disclose, in footnotes to the Company's financial statements, the impact those options would have had upon the Company's reported earnings were the value of those options at the time of grant treated as compensation expense. In addition, the number of outstanding options may be a factor in determining the Company's earnings per share on a fully-diluted basis.

     Should one or more optionees be granted stock appreciation rights which have no conditions upon exercisability other than a service or employment requirement, then such rights will result in a compensation expense to be charged against the Company's earnings. Accordingly, at the end of each fiscal quarter, the amount (if any) by which the fair market value of the shares of the Company's common stock subject to such outstanding stock appreciation rights has increased from the prior quarter-end will be accrued as compensation expense, to the extent such amount is in excess of the aggregate exercise price in effect for those rights.

STOCKHOLDER APPROVAL

     The affirmative vote of a majority of the shares of the Company's common stock present or represented and entitled to vote at the Annual Meeting is required for the approval of the amendment to the 1982 Stock Option Plan. The Board believes that it is in the best interests of the Company to maintain an equity incentive program which will provide a meaningful opportunity for officers, employees and independent consultants to acquire a substantial proprietary interest in the enterprise and thereby encourage such individuals to remain in the Company's service and more closely align their interests with those of the stockholders. ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL. If the stockholders do not approve the proposal, then the 1,400,000 share increase will not be implemented, any options granted on the basis of that increase will terminate without ever becoming exercisable for any of the option shares, and the 1982 Stock Option Plan will terminate once the remaining share reserve has been issued pursuant to outstanding option grants under such Plan.

                                PROPOSAL NO. 3:

              APPROVAL OF AMENDMENT TO 1989 NON-EMPLOYEE DIRECTOR
                               STOCK OPTION PLAN

     The stockholders are being asked to vote on a proposal to approve an amendment to the 1989 Non-Employee Director Stock Option Plan (the "Director Plan") which will provide for special one-time option grants to the Company's Chairman of the Board and the Company's other non-employee Board member who was not appointed to the Board pursuant to any contractual or other right or arrangement.

     The amendment provides for a 40,000 share option grant to the Company's Chairman of the Board, Mr. Gregory, and a 10,000 share grant to the other eligible non-employee Board member, Mr. Harwood. Each grant will be made on the date of the 1996 Annual Meeting, provided the amendment is approved by the stockholders. In accordance with the terms of the Director Plan, each option grant will have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant and will have a maximum term of 10 years. Each option will become exercisable for all the option shares upon the optionee's completion of 6 months of Board service measured from the grant date, but any shares purchased under the option will be subject to repurchase by the Company, at the original exercise price paid per share, should the optionee cease Board service prior to vesting in the purchased shares. The shares subject to each option will vest upon the optionee's completion of one year of Board service measured from the grant date.

     The Board of Directors believes that the one-time automatic share option grants to be made pursuant to the amendment to the Director Plan provides appropriate compensation for the extraordinary time and effort contributed by Mr. Gregory and Mr. Harwood to the Company over the past two fiscal years. Both Mr. Gregory and Mr. Harwood spent considerable time and effort assisting Company management in addressing the various issues faced in the Company's restructuring activities over the past two years.

     The terms and provisions of the Director Plan, as amended and restated, are described more fully below. The description, however, is not intended to be a complete summary of all the terms of the Director Plan. A copy of the Director Plan will be furnished by the Company to any stockholder upon written request to the Corporate Secretary.

PURPOSE

     The Board adopted the Director Plan on November 8, 1989, and the Director Plan was approved by stockholders at the 1990 Annual Meeting. The purpose of the Director Plan is to make service on the Board more attractive to present and prospective non-employee Board members, since the continued service of qualified non-employee directors is considered essential to the management, growth and sustained financial success of the Company.

ELIGIBILITY

     Each non-employee Board member who has not been elected or appointed to the Board pursuant to any contractual or other right or arrangement will be eligible to receive automatic option grants under the Director Plan. Except for such automatic option grants, non-employee Board members will not be eligible to receive any additional option grants or stock issuances under the Director Plan or any other stock plan of the Company or its parent or subsidiary corporations. As of February 1, 1996, two of the Company's non-employee Board members were eligible to participate under the Director Plan.

AUTOMATIC OPTION GRANTS

     Under the Director Plan, each individual who is first elected or appointed to the Board as a non-employee Board member (other than pursuant to any contractual or other right or arrangement) will receive an automatic grant for 20,000 shares at the time of such initial election or appointment to the Board and will be eligible to receive subsequent 10,000-share grants at each Annual Stockholders Meeting at which he is re-elected to the Board, beginning with the second Annual Meeting following the date of his initial 20,000-share option grant. In addition, upon approval of the amendment subject to this Proposal No. 3, the Company's Chairman of the Board, Mr. Gregory, will receive a special one-time 40,000 share option grant and the Company's other eligible non-employee Board member, Mr. Harwood, will receive a special onetime 10,000 share grant. Each of these special grants will be made at the 1996 Annual Meeting and will be in addition to the 10,000-share option grant to be made to each of these individuals under the existing provisions of the Director Plan upon their re-election to the Board at the 1996 Annual Meeting.

PRICE AND EXERCISABILITY

     The option price per share will be 100% of the fair market value of the Common Stock on the grant date, and no option may be outstanding for more than a 10-year term. Granted options will not become exercisable prior to the expiration of an initial six-month waiting period measured from the grant date. Upon the expiration of such period, the option will become fully exercisable. The six-month waiting period will not be applicable in the event of the optionee's death or permanent disability while a member of the Board or in the event of a Corporate Transaction or Change in Control (as such terms are defined below).

     Upon exercise of the option, the option price for the purchased shares will be immediately payable in cash or cash equivalents or in shares of Common Stock valued at fair market value on the date of exercise, provided that such shares have been held for the requisite period necessary to avoid a charge to the Company's reported earnings.

     No optionee is to have any stockholder rights with respect to the option shares until such optionee has exercised the option, paid the option price and been issued a stock certificate for the purchased shares. Options are not assignable or transferable other than by will or the laws of inheritance, and, during the optionee's lifetime, the option may be exercised only by such optionee.

TERMINATION OF SERVICE AND REPURCHASE RIGHTS

     All options granted under the Director Plan must be exercised within three months after the optionee ceases to remain in the service of the Company. However, in the event of the optionee's death, the personal representative of the optionee's estate or the person inheriting the option will have up to a twelve-month period following the date of the optionee's death in which to exercise the option, but under no circumstances may the option be exercised after the specified expiration date of the option term. Each option will be exercisable only to the extent of the number of shares in which the optionee is vested at the time of the optionee's cessation of Board service.

     Unvested shares of Common Stock acquired upon the exercise of one or more automatic option grants will be subject to repurchase by the Company, at the original option price, upon the optionee's cessation of Board service. The optionee will vest in the shares purchased under the initial grant, and the Company's repurchase rights accordingly will lapse, in two successive equal annual installments beginning one year after the automatic grant date. The optionee will vest in the shares purchased under each subsequent annual grant, and the Company's repurchase rights accordingly will lapse, upon the optionee's completion of two years of Board service measured from the automatic grant date. The optionee will vest in the shares purchased under the one-time grants, and the Company's repurchase rights accordingly will lapse, upon the optionee's completion of one year of Board service measured from the grant date. Full and immediate vesting will also occur upon the optionee's cessation of Board service by reason of death or permanent disability.

SECURITIES SUBJECT TO PLAN

     The total number of shares of Common Stock issuable over the term of the Director Plan may not exceed 200,000 shares.(2) Such shares will be made available either from the Company's authorized but unissued Common Stock or from Common Stock reacquired by the Company.

     If any option granted under the Director Plan expires or terminates unexercised prior to exercise in full, then the number of shares for which such option is not exercised may be made the subject of subsequent grants under the Director Plan. Shares subject to any option cashed-out in accordance with the provisions of the Director Plan upon certain changes in control of the Company and unvested shares of Common Stock repurchased by the Company pursuant to its repurchase rights under the Director Plan will not be available for reissuance.

CHANGES IN CAPITALIZATION

     In the event any change is made to the Common Stock issuable under the Director Plan (by reason of any stock split, stock dividend, combination of shares, exchange of shares or other change in the corporate structure of the Company effected without receipt of consideration), appropriate adjustments will be made to (i) the aggregate number and/or class of shares of Common Stock available for issuance under the Director Plan, (ii) the number of shares of Common Stock to be made the subject of each subsequent automatic grant and (iii) the number and/or class of shares of Common Stock purchasable under each outstanding option and the exercise price payable per share so that no dilution or enlargement of benefits will occur under such option.

---------------

     (2) This number is subject to adjustment in the event of certain changes to the capitalization of the Company. See "Changes in Capitalization" below.

VALUATION

     For purposes of establishing the option price and for all other valuation purposes under the Director Plan, the fair market value per share of Common Stock on any relevant date is to be determined in accordance with the following rules:

          (i) If the Common Stock is not at the time listed or admitted to trading on any stock exchange but is traded on the Nasdaq National Market, then the fair market value will be deemed equal to the closing selling price per share of Common Stock on the Nasdaq National Market on the date in question.

          (ii) If the Common Stock is at the time listed or admitted to trading on any national securities exchange, then the fair market value will be the closing selling price per share of Common Stock on the date in question on the securities exchange serving as the primary market for the Common Stock, as such price is officially quoted on such exchange.

     As of December 31, 1995, the fair market value per share of the Company's common stock was $4.375 per share, based on the closing selling price per share on such date on the Nasdaq National Market.

CHANGE IN CONTROL

     In the event there should occur any Change in Control (as defined below), each automatic grant at the time outstanding under the Director Plan will become immediately exercisable for all of the shares of Common Stock at the time subject to that option, and any unvested shares at the time outstanding under the Director Plan or otherwise issuable pursuant to outstanding option grants under the Director Plan will immediately vest in full. In addition, each option which has been outstanding for at least six months will be automatically cancelled on the tenth business day following the Change in Control, in exchange for a cash payment from the Company equal to the excess of (i) the fair market value (on the date of cancellation) of the shares of Common Stock for which the cancelled option is at the time exercisable, whether or not such shares are otherwise at the time vested, over (ii) the option price payable for such shares ("Appreciation Distribution"). A Change in Control will be deemed to occur should (i) a person or related group of persons, other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with the Company, acquire twenty-five percent (25%) or more of the outstanding Common Stock pursuant to a tender or exchange offer which the Board of Directors does not recommend the stockholders to accept or should (ii) there occur a change in the composition of the Board of Directors such that the individuals elected to the Board at the last stockholder meeting at which there is not a contested election subsequently cease to comprise a majority of the Board by reason of a contested election for Board membership. For purposes of determining the amount payable to an optionee upon cancellation of the option, the fair market value of the shares for which the cancelled option is exercisable will be deemed to be equal to the greater of the value per share on the date of cancellation (as determined in accordance with the normal valuation procedures summarized above) or, if applicable, the highest reported price per share paid by the tender offeror in effecting the Change in Control.

CORPORATE TRANSACTION

     In the event of one or more of the following transactions ("Corporate Transaction"): (i) a merger or acquisition in which the Company is not the surviving entity, (ii) the sale, transfer or other disposition of substantially all of the Company's assets, or (iii) any reverse merger in which the Company is the surviving entity, each automatic grant at the time outstanding under the Director Plan will become immediately exercisable for all of the shares of Common Stock at the time subject to that option, and any unvested shares at the time outstanding under the Director Plan or otherwise issuable pursuant to outstanding option grants under the Director Plan will immediately vest in full. Upon the consummation of the Corporate Transaction, all outstanding options will terminate and cease to be exercisable, except to the extent assumed by the successor entity.

TERM OF THE PLAN

     The Director Plan will terminate upon the earlier of November 7, 1999 or the date all shares available for issuance under the Director Plan are issued or cancelled pursuant to the exercise or cancellation of options granted under the Director Plan. Any options outstanding at the time of the termination of the Director Plan will remain in force in accordance with the provisions of the instruments evidencing such grants.

FEDERAL INCOME TAX CONSEQUENCES OF OPTIONS GRANTED UNDER THE DIRECTOR PLAN

     Options granted under the Director Plan are nonstatutory options which are not intended to satisfy the requirements of Section 422 of the Internal Revenue Code. The tax treatment of a nonstatutory option is summarized below.

     No taxable income is recognized by an optionee upon the grant of a nonstatutory option. The optionee will in general recognize ordinary income in the year in which the option is exercised equal to the excess of the fair market value of the purchased shares at the date of exercise over the exercise price.

     However, special provisions of the Internal Revenue Code apply to the acquisition of shares under a nonstatutory option if the purchased shares are subject to repurchase by the Company or other substantial risk of forfeiture such as the short-swing profit restrictions of the Federal securities laws. These special provisions may be summarized as follows:

     If the shares acquired upon exercise of the nonstatutory option are subject to repurchase by the Company at the original option price in the event the optionee ceases Board service prior to vesting in the shares or are subject to other substantial risk of forfeiture, the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the repurchase right or the risk of forfeiture lapses, an amount equal to the difference between the fair market value of the shares on the date the repurchase right or risk of forfeiture lapses and the option price paid for the shares.

     The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the nonstatutory option an amount equal to the difference between the fair market value of the purchased shares on the date of exercise (determined as if the shares were not subject to the Company's repurchase right or other substantial risk of forfeiture) and the option price paid for the shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right or risk of forfeiture lapses.

     The Company will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee in connection with the exercise of the nonstatutory option. The deduction will in general be allowed for the taxable year of the Company which includes the last day of the calendar year in which such ordinary income is recognized by the optionee.

     An optionee whose option is cancelled in exchange for an Appreciation Distribution will recognize ordinary income in the year of cancellation equal to the amount of the Appreciation Distribution. The Company will be entitled to a business expense deduction equal to the Appreciation Distribution for the taxable year of the Company in which the ordinary income is recognized by the optionee.

ACCOUNTING TREATMENT

     Option grants with exercise prices not less than the fair market value of the option shares on the grant date will not result in any charge to the Company's reported earnings. However, the Company must disclose, in footnotes to the Company's financial statements, the impact those options would have had upon the Company's reported earnings were the value of those options at the time of grant treated as compensation expense. In addition, the number of outstanding options may be a factor in determining the Company's earnings per share on a fully-diluted basis.

STOCKHOLDER APPROVAL

     The affirmative vote of a majority of the shares of the Company's common stock present or represented and entitled to vote at the Annual Meeting is required for the approval of the amendment to the Director Plan. The Board believes that the one-time automatic share option grants to be made pursuant to the amendment provide appropriate compensation for the extraordinary time and effort contributed by Mr. Gregory and Mr. Harwood to the Company over the past two fiscal years. ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL. If the stockholders do not approve the proposal, then neither the special one-time option grant for 40,000 shares to Mr. Gregory nor the special one-time option grant for 10,000 shares to Mr. Harwood will be made. However, the Director Plan will continue in effect in accordance with its existing provisions as last approved by the stockholders, and Mr. Gregory and Mr. Harwood will each receive an option grant for 10,000 shares under the Director Plan upon their re-election to the Board at the Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL.

                                PROPOSAL NO. 4:

                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Company is asking the stockholders to ratify the selection of Price Waterhouse LLP as the Company's independent public accountants for the fiscal year ending September 29, 1996. The affirmative vote of the holders of a majority of the shares represented and voting at the Annual Meeting will be required to ratify the selection of Price Waterhouse LLP.

     In the event the stockholders fail to ratify the appointment, the Audit Committee of the Board of Directors will consider it as a direction to select other auditors for the subsequent year. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board determines that such a change would be in the best interest of the Company and its stockholders.

     Price Waterhouse LLP has audited the Company's financial statements annually since its inception. Its representatives are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF PRICE WATERHOUSE LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 29, 1996.

                                 OTHER BUSINESS

     The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders that are intended to be presented at the Company's annual meeting of stockholders to be held in 1997 must be received by October 16, 1996 in order to be included in the proxy statement and proxy relating to that meeting.

                                          By order of the Board of Directors

                                          ROBERT O. HERSH
                                          Secretary

February 15, 1996

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                          SEEQ TECHNOLOGY INCORPORATED

    PHILLIP J. SALSBURY and ROBERT O. HERSH, or either of them, are hereby appointed as the lawful agents and proxies of the undersigned (with all powers the undersigned would possess if personally present, including full power of substitution) to represent and to vote all shares of capital stock of SEEQ Technology Incorporated (the "Company") which the undersigned is entitled to vote at the Company's Annual Meeting of Shareholders on March 21, 1996, and at any adjournments or postponements thereof as follows:

    1. The election of all nominees listed below for the Board of Directors, as described in the Proxy Statement:

   Alan V. Gregory, Charles C. Harwood, Phillip J. Salsbury and Peter C. Chen

                  FOR / /          AUTHORIZATION WITHHELD / /

(INSTRUCTION: To withhold authority to vote for any individual nominee, write such name or names in the space provided below.)

--------------------------------------------------------------------------------

    2. Proposal to approve an amendment to the Company's Restated 1982 Stock Option Plan to increase the number of shares of the Company's common stock available for issuance under the 1982 Stock Option Plan by One Million Four Hundred Thousand (1,400,000) shares.
               FOR / /          AGAINST / /          ABSTAIN / /

    3. Proposal to approve an amendment to the Company's 1989 Non-Employee Director Stock Option Plan to provide for special one-time option grants to certain members of the Company's Board of Directors.

               FOR / /          AGAINST / /          ABSTAIN / /

    4. Proposal to ratify the appointment of Price Waterhouse LLP as independent accountants of the Company for the fiscal year ending September 29, 1996:
               FOR / /          AGAINST / /          ABSTAIN / /

    5. Transaction of any other business which may properly come before the meeting and any adjournment or postponement thereof.

    The Board of Directors recommends a vote FOR each of the above proposals. THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR EACH OF THE ABOVE PROPOSALS AND, AT THE DISCRETION OF THE PERSONS NAMED AS PROXIES, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. This proxy may be revoked at any time before it is voted.

                                              DATE:                       , 1996

                                              ----------------------------------
                                                         (Signature)

                                              ----------------------------------
                                                 (Signature if held jointly)

                                              (Please sign exactly as shown on
                                              your stock certificate and on the
                                              envelope in which this proxy was
                                              mailed. When signing as partner,
                                              corporate officer, attorney,
                                              executor, administrator, trustee,
                                              guardian or in any other
                                              representative capacity, give full
                                              title as such and sign your own
                                              name as well. If stock is held
                                              jointly, each joint owner should
                                              sign.)

          PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY,
                          USING THE ENCLOSED ENVELOPE.